Exhibit 99.2
FOR IMMEDIATE RELEASE

Monmouth Announces Blackwells Capital’s Support and Cooperation

Holmdel, N.J. – November 5, 2021 – Monmouth Real Estate Investment Corporation (the “Company”) (NYSE: MNR, “Monmouth” or “the Company”) announced today that it has reached a cooperation agreement with Blackwells Capital (“Blackwells”), which owns approximately 4.3% of the Company’s outstanding common stock.  In a separate press release today, Monmouth announced that it has entered into a transaction under which Industrial Logistics Properties Trust will acquire Monmouth (the “Transaction”).

“Blackwells recognized early on that the Company and its unrivalled portfolio, which we have deliberately built, was well-positioned to generate compelling value for shareholders and all stakeholders. We appreciate that Blackwells has affirmed its support of our strategies, Board and management team and of the strategic review process outcome we announced today,” said Michael Landy, President and CEO.

“Eugene Landy is a pioneer in the REIT space and a visionary who, over many decades, assembled what we continue to believe is one of the most coveted portfolios of industrial real estate in the country. Under his and Mike Landy’s leadership, Monmouth has demonstrated portfolio, NOI growth and conservative expense management consistently over time. The steady and increasing trends of e-commerce, and the ensuing demand for industrial space, has put a spotlight on Monmouth’s portfolio of high-demand, and thoughtfully curated assets, and we are pleased to have played our part since investing behind Monmouth. We respect Monmouth’s long history, and the diligent effort and foresight the Board and management team have employed in achieving the Company’s success to date.  The Company’s openness to our ideas and to a comprehensive strategic, business and financial review process has also been well received,” said Jason Aintabi, Chief Investment Officer of Blackwells.

“Monmouth deserves great credit for choosing decisively to re-initiate a new strategic review process overseen by the full Board of Directors, and explore and solicit a range of alternatives from interested parties, including Blackwells, once the EQC transaction was terminated. This negotiated and unanimously approved all-cash, value-maximizing transaction provides certainty of strong value, and offers a substantial premium, including to prior offers. We believe Monmouth has made the right decision for all shareholders, and as such, we are today standing down from the proxy contest,” Mr. Aintabi concluded.

Blackwells has, among other things, withdrawn its slate of proposed nominees and various shareholder proposals and committed to vote its shares in favor of all of the Board’s nominees and in support of all Board-recommended proposals, including in favor of the Transaction.  Blackwells will also abide by certain additional standstill, voting and affirmative solicitation commitments and terms.

Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Monmouth.

About Monmouth
Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 123 properties containing a total of approximately 25.2 million rentable square feet, geographically diversified across 32 states. The Company’s occupancy rate as of this date is 99.7%.

Additional Information and Where to Find It
In connection with the Transaction, Monmouth intends to file with the U.S. Securities and Exchange Commission (“SEC”) a proxy/solicitation statement and associated white proxy card, which will be sent to the common stockholders of Monmouth seeking their approval of the merger (the “proxy statement”).  Monmouth may also file other documents regarding the Transaction with the SEC. This communication is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth may file with the SEC in connection with the Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Participants in the Solicitation
Monmouth and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the Transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in its other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in respect of the Transaction when they become available.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding consummating the merger and the timing thereof. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement, including, without limitation, (i) inability to complete the Transaction because, among other reasons, one or more conditions to the closing of the Transaction may not be satisfied or waived; (ii) uncertainty as to the timing of completion of the Transaction; (iii) potential adverse effects or changes to relationships with tenants, employees, service providers or other parties resulting from the announcement or completion of the Transaction; (iv) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (v) possible disruptions from the Transaction that could harm Monmouth’s business, including current plans and operations; (vi) unexpected costs, charges or expenses resulting from the Transaction; (vii) legislative, regulatory and economic developments; and (viii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and epidemics and pandemics, including COVID-19, as well as management’s response to any of the aforementioned factors. Monmouth does not guarantee that the Transaction and events described will happen as described (or that they will happen at all).  For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q for subsequent quarters.

While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contacts:

Investors
Becky Coleridge
(732) 577-9996
mreic@mreic.com

Media
Andrew Siegel / Lyle Weston
Joele Frank
(212) 355-4449